Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Idaho Power Company on Form S-3 of our report dated February 27, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the accounting and presentation of asset retirement obligations) appearing in the Annual Report on Form 10-K of Idaho Power Company for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Boise, Idaho
January 18, 2005